EXHIBIT 21.1

SUBSIDIARIES OF THE GEO GROUP, INC.

WCC Financial, Inc.
WCC/FL/01, Inc.
WCC/FL/02, Inc.
Atlantic Shores Healthcare, Inc.
WCC Development, Inc.
GEO Design Services, Inc.
GEO International Holdings, Inc.
GEO RE Holdings, LLC
The GEO Group Australasia Pty Limited
Australasian Correctional Investments Limited
Australasian Correction Services Pty Limited
GEO Australasia Pty Limited
The GEO Group Australia Pty Limited
Pacific Rim Employment Pty Limited
Premier Employment Services Limited
Strategic Healthcare Solutions Pty Limited
The GEO Group UK Limited
South African Custodial Holdings, Ltd.
South African Custodial Management (Pty) Limited
GEO NZ Limited
Wackenhut Corrections Corporation N.V.
Miramichi Youth Centre Management, Inc.
Canadian Correctional Management, Inc.
Premier Custodial Development Limited
Wackenhut Corrections Puerto Rico, Inc.